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                                                                    EXHIBIT 99.1

                    [LANDRY'S RESTAURANTS, INC. LETTERHEAD]


               LANDRY'S RESTAURANTS, INC. ANNOUNCES ACQUISITION
                          OF CHART HOUSE RESTAURANTS

HOUSTON, May 20/PRNewswire-FirstCall/-Landry's Restaurants, Inc. (NYSE:LNY-News) announced today that it has entered into a definitive agreement to acquire 39 Chart House restaurants located predominantly on the East and West coasts of the United States. Landry's will acquire the assets of the 39 existing Chart House restaurants for $45.5 million in cash as well as the assumption of certain trade payable related liabilities. Landry's will not assume any existing Chart House bank or subordinated debt. The transaction is subject to approval by shareholders of Chart House Enterprises, Inc. and is expected to close within 60 days. The Angelo & Maxie's restaurants, also owned by Chart House Enterprises, Inc. are not included in the transaction.

Tilman J. Fertitta, President, Chairman and CEO of Landry's, said, "The Chart House restaurants are renowned in the industry for having perhaps the best collection of waterfront restaurant locations in the country. No one else in the business can match the quality and quantity of waterfront properties. Many of these locations were built long before added building restrictions and surrounding developments, the result of which has made many of these locations irreplaceable. For Landry's, these locations, the added brand name, existing quality staff and operations are very significant assets that present Landry's one of the best opportunities in the Company's history."

With the acquisition, Landry's business operations in the lucrative California market will immediately double in size. Mr. Fertitta added, "The addition of the Chart House units gives our Company immediate scale of operations in California, and moves our development forward by several years. The Chart House locations are the greatest single addition to our existing portfolio of waterfront locations. Landry's will now own and operate the largest collection of prime waterfront high volume restaurants in America."

Mr. Fertitta further stated, "We are very excited about adding the Chart House concept to our restaurant portfolio. Chart House is an established, segment-defining brand in the $7 billion seafood dining segment. This acquisition makes tremendous strategic sense for us, and we anticipate multiple opportunities for significant administrative, purchasing, operational and redevelopment synergies. The revenues for the 39 Chart House restaurants in 2001 were over $100 million. We have long admired the spectacular locations represented by many of the Chart House restaurants." The restaurants are located at some of the finest landmark locations in the country and have a long history of operations. Such locations include the restored 18th century former office of John Hancock on Boston's Long Wharf, beach front dining on Malibu beach, the modern three-tiered glass restaurant in Philadelphia overlooking the Delaware River, prime locations in historic Alexandria, VA and Annapolis, MD, and the renowned high volume Hudson River location with spectacular views of New York City. The Chart House restaurants offer an expansive selection of high quality fresh fish, seafood and steaks to consumers across the country. Many of the restaurants offer patrons stunning views of either the Atlantic Ocean, Pacific Ocean, area lakes or area mountain ranges.


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According to Paul S. West, Vice President-Finance and Chief Financial Officer,
"The acquisition of the Chart House restaurants is expected to be a few cents accretive in 2002, and approximately 6 cents to 8 cents accretive in 2003, assuming the integration of the Chart House business is timely completed. We may consider converting some restaurants to Joe's Crab Shack concept over the next 18 to 24 months. In addition, based upon Landry's quarter to date operating results, including positive same store sales of approximately 2% for our seafood concepts, we feel very comfortable with consensus estimates for the quarter ending June 30, 2002. Assuming the successful completion and integration of the Chart House acquisition, we have raised our revenue and earnings expectations for 2003 to approximately $1 billion in revenues and between $1.63 and $1.66 earnings per share."

Further, Landry's officials are expected to make presentations to the investment community at the U.S. Bancorp Piper Jaffray 22nd Annual Consumer Conference in New York (June 12, 2002) and the Thomas Weisel Partner Growth Forum 4.0 conference in Santa Barbara, California (June 17-18, 2002).

Landry's, the second largest operator of seafood restaurants, owns and operates casual dining restaurants including Landry's Seafood House, Joe's Crab Shack, Willie G's, Rainforest Cafe, Charley's Crab, The Crab House, and the Kemah Boardwalk.

This Press Release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Our forward-looking statements are subject to risks and uncertainty, including without limitation, our ability to continue our expansion strategy, complete and successfully integrate the Chart House acquisition, ability to make projected capital expenditures, maintain same store sales at our seafood concepts, as well as general market conditions, competition, and pricing. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate, and, therefore, we cannot assure you that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in our forward-looking statements, the information contained herein should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

CONTACT:        Tilman J. Fertitta           or         Paul S. West
                Chairman, President                     Vice President-Finance
                and C.E.O.                              and C.F.O.
                (713) 860-1010                          (713) 850-1010